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                                                                      EXHIBIT 14

                         [Penske Corporation Letterhead]

September 14, 2006

Mitsui & Co., Ltd.                      Mitsui & Co. (U.S.A.), Inc.
First Motor Vehicles Div.               Detroit Office
2-1, Ohtemachi 1-chome, Chiyoda-ku      1000 Town Center, Suite 1900
Tokyo, Japan                            Southfield, MI 48075
Attn: General Manager of First Motor    Attn: Detroit Machinery
      Vehicles Div.                           Department

Gentlemen:

Reference is made to the Purchase Agreements dated as of today among Mitsui & Co., Ltd., Mitsui & Co. (U.S.A.), Inc., Penske Corporation ("Penske") and the individuals and limited liability companies set forth on Exhibit 1 of this letter (each, an "Agreement", collectively, the "Agreements").

This letter is to confirm to each of you that it is in the best interests of Penske Corporation to close the transactions contemplated by the Other Purchase Agreements simultaneously with the closing of the transactions contemplated by the Agreements. Penske is familiar with Penske Associates, LLC, a Delaware limited liability company ("Associates"). In consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Penske hereby represents and warrants to the Purchasers as of the date hereof and as of the Closing Date as follows:

     (A) Associates is a limited liability company, and Penske is a corporation, each duly organized, validly existing and in good standing under the Laws of the state of Delaware and in any other state or jurisdiction in which it is licensed to do business and each has all requisite power and authority to carry on its business as now conducted and has all power and authority to enter into this Agreement.

     (B) The execution and delivery of this letter agreement has been duly authorized by all requisite corporate action on the part of Penske, and this letter agreement constitutes a legal, valid and binding obligation of Penske, enforceable against Penske, in accordance with its terms.

     (C) The execution, delivery and performance by Penske of this letter agreement and the consummation by Penske of the transactions contemplated thereby will not (a) violate any provision of applicable Laws or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Penske, or any of its properties or assets, or (b) violate the organizational documents or the bylaws of Penske.

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     (D)  The Securities and, to the best knowledge of Penske after all necessary diligence (including, without limitation, all necessary inquiries of Associates and of Penske Capital Partners, L.L.C.), each Seller's membership interest in Associates (and, in the case of James Hislop, his membership interest in Penske Capital Partners, L.L.C.), are free and clear of any and all Liens, encumbrances, options and claims, and upon delivery of and payment for the Securities at the Closing, the Purchasers will acquire good and valid title to all of the Securities, free and clear of any and all Liens, encumbrances, options and claims.

The representations and warranties made by Penske in this letter agreement shall survive without limitation.

All capitalized terms set forth in this letter agreement shall have the meanings set forth in the Agreements.

Very truly yours,

Penske Corporation


By: /s/ Robert H. Kurnick, Jr.
    ---------------------------------
Title: President


Accepted:

Mitsui & Co., Ltd.


By: /s/ Tatsuo Nakayama
    ---------------------------------
    Tatsuo Nakayama
Title: General Manager of
       1st Motor Vehicles Division


Mitsui & Co. (U.S.A.), Inc.


By: /s/ Kazuki Okamura
    ---------------------------------
    Kazuki Okamura
Title: Senior Vice President and
       General Manager
       Machinery Division

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                                    Exhibit 1

James Hislop
Alex Fuster
Chrislyn Penske Sheeler
Steve Pozatek
John Davies
Cheryl Aydelott
R. J. Peters & Company, LLC
EEW Legacy LLC
JCW Legacy LLC
BCW Legacy LLC
Gregory W. Penske
Roger S. Penske, Jr.
David R. Mitchell
Robert H. Kurnick, Jr.
J. Patrick Conroy
Steven Carrel
Walter P. Czarnecki
Lawrence N. Bluth
Paul F. Walters
Edward A. Tracz, Jr.
Ludvik F. Koci
Gregory Morrow
Mary Lou Pernicano
Brian Hard
Vincent Hartnett
Gregory Houfley